EXHIBIT 99.2


                               ENZO BIOCHEM, INC.


                        LEAD INDEPENDENT DIRECTOR CHARTER

         (a) MEMBERS. The Board of Directors of Enzo Biochem, Inc. (the "Company") may, from time to time, elect a Lead Independent Director who shall be a member of the Board of Directors and who shall be "independent." For purposes hereof, "independent" shall mean a director who meets the requirements of "independence" under Section 10A of the Securities Exchange Act of 1934, as amended, and Rule 10A-3 promulgated thereunder and the applicable rules of the New York Stock Exchange.

         (b) PURPOSE. The primary responsibilities of the Lead Independent Director shall be to coordinate the activities of the independent directors and to serve as a liaison between the Chairman of the Board, Company senior management, when appropriate, and the other independent directors.

         (c) DUTIES AND RESPONSIBILITIES. In furtherance of the responsibilities of the Lead Independent Director, the Lead Independent Director shall have the following specific duties:

         (i) Consult with the Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with ongoing Company operations;

         (ii) Provide the Chairman of the Board with input as to the preparation of the agendas for Board meetings;

         (iii) Advise the Chairman of the Board as to the quality, quantity and timeliness of the information submitted by the Company's management that is necessary or appropriate for the independent directors to effectively and responsibly perform their duties;

         (iv) Ensure that independent directors have adequate opportunities to meet and discuss issues in executive sessions without management present;

         (v) Develop the agendas for and serve as chairman of the executive sessions of the independent directors;

         (vi) Serve as principal liaison between the independent directors and the Chairman of the Board and between the independent directors and senior management;

         (vii) Consult with the Chairman of the Board as to the membership of the various Board Committees, as well as the selection of the Committee chairs;

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         (viii)  Ensure  the  independent  directors  have  adequate  resources, especially by way of full, timely and relevant information to support their decision-making requirements;

         (ix) If the Chairman of the Board is unable to attend a Board meeting; act as chairman of such Board meeting in the absence of the Chairman of the Board;

         (x) Communicate to management, as appropriate, the results of private discussions among independent directors; and

         (xi) Perform such other duties as the Board of Directors shall from time to time delegate.

         (d) ADVISORS. The Company's outside General Counsel shall serve as the primary contact to the Lead Independent Director and the other non-employee directors with regard to advice and counsel as requested by non-employee directors, the engagement of outside advisors, and on any other matters as requested by the Lead Independent Director. The Lead Independent Director shall have the authority to retain, upon the approval of a majority of the non-employee directors, at the expense of the Company, such outside counsel, accountants, experts and other advisors as the Lead Independent Director determines appropriate.

         (e) CHARTER REVIEW. On an annual basis, the Lead Independent Director shall review the adequacy of this Charter, and recommend to the Board any modifications or changes hereto for approval by the Board.